EXECUTIVE PRODUCER AGREEMENT

The following are the basic terms covering the agreement ("Agreement") dated as of July 5, 2017 ("Effective Date") between CRAZY FOR THE BOYS GA LLC ("Company"), on the one hand, and DBB Worldwide Inc. for the services of Elliot Bellen ("Bellen"), on the other hand, in connection with the motion picture tentatively entitled "Crazy for the Boys" ("Picture").

1. Conditions Precedent: The Parties obligations hereunder are subject to Company's receipt of: (a) a copy of this Agreement, executed by Bellen; and Bellen providing Company with all documents which may reasonably be required by any governmental agency or otherwise for Bellen to render services hereunder; (collectively, "Conditions Precedent").

2. Services: Company hereby engages Lender on a pay-or-play basis to cause Bellen to render the following services in connection with the Picture: Bellen shall provide executive producing services, which are usually and customarily performed by executive producers in the motion picture industry. Bellen shall perform his services on a non-exclusive basis, and such services may not necessarily be rendered in-person. Bellen shall render the services hereunder as reasonably required by Company in all matters including those involving Bellen's judgment, whenever and wherever Company may reasonably require. During the "Term" (as defined herein), Bellen shall render services at all places and at all times reasonably required by Company.

3. Term: Lender and Bellen shall render the services reasonably required, as set forth in Paragraph 2 hereof, during the period commencing as of the Effective Date and continuing thereafter for such time as required for principal photography, and customary post-production of the Picture until complete delivery of Picture to distributor(s) (the "Term").

4. Compensation: Provided Lender and Bellen complete all material services required hereunder, and are not in material uncured breach of this Agreement, Lender shall receive the following:

   a. Fixed Compensation: Fifty Thousand Dollars ($50,000.00) ("Fixed Compensation") payable beginning at the Effective Date in five equal installments.

   X b. Adjusted Gross Receipts. Two Percent (2%) of Adjusted Gross Receipts as mutually defined in writing, with a cap of One Hundred Thousand Dollars ($100,000) ("Adjusted Gross")

   c. Unaccounted Expenses. Twenty-five hundred Dollars payable at the Effective Date for out of pocket expenses incurred prior to the effective date.

   d. Unless terminated for breach, Producer is locked to Picture as "Executive Producer" pursuant to terms set forth herein, regardless of when produced.

   e. Executive Producer shall have meaningful consultation on any (i) gross deals, (ii) deferrals, (iii) bonuses, (iv) Sales Agency Agreements, and (v) distribution agreements. — In the event of a disagreement Lukoff will have final say

   f CAMA / Audit Rights: Company shall employ an approved Collection Account Manager for the international and domestic territories which shall include Bellen as direct parties under the collection account management agreement ("CAMA"), and Bellen hereby agrees that Freeway is approved as the Collection Account Manager. Bellen shall have the same accounting

EB
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and audit rights as Company, and any other party to CAMA.

5. Credit: Company shall accord Bellen the following credits:

    a. On Screen: DBB Worldwide Inc. shall be accorded a main title and Bellen shall be accorded on a shared card a "Executive Producer" credit on all positive prints of the Picture, in a size and type no less favorable than any other individual non-cast member credit on the Picture.

    b. Paid Ads: Subject to Company, the distributor and/or the broadcaster of the Picture's standard exclusions and exceptions, Bellen shall be accorded the foregoing credits in the billing block wherever the billing block appears and in ancillary materials (such as video packaging), in a size and type no less favorable than any other non-cast member. Additionally, Bellen shall be accorded credit in the billing block of excluded ads in which such credit is accorded to any individual executive producer on the Picture, except in nomination, award or congratulatory ads naming only said honoree. In the event any other non-cast member receives credit above the title on screen, in paid ads, or in the artwork, then so shall Bellen.

    c. General: All other aspects of credit shall be at Company's sole discretion. Any reference to the "Title" of the Picture shall be deemed to mean the "regular" Title unless such reference is specifically made to the "artwork" Title. No casual or inadvertent failure to comply with the provisions of this clause shall be deemed a breach of this Agreement by the Company. Within a reasonable time after receipt of written notice from Bellen specifying a material failure to accord Bellen credit in accordance with this Agreement, Company shall use reasonable commercial efforts to cure prospectively any such material failure to accord Bellen credit hereunder with regard to positive prints and/or advertising material, the masters of which are created after the date of Company's receipt of such notice. Company shall contractually bind domestic distributors and any other licensee, but is not responsible or liable to Bellen for the failure of any such sub-distributors or licensees to comply with the same.

6. Company's Ownership Rights; Droit Moral: Company is and shall be the sole and exclusive owner and is the sole author for all purposes (including under the Copyright laws of the United States), in perpetuity and throughout the universe, of all of the following from the moment of their creation, at every stage of their development or completion: (i) all right, title and interest in and to the Results and Proceeds (as defined below) of Bellen's services in connection with the Picture, all of which shall be a "work made for hire" for Company prepared as a work specially ordered or commissioned for use as a part of a motion picture or other audiovisual work; (ii) all right, title and interest in and to the Picture and the material upon which it is based, including, but not limited to copyright in and to the Picture and any renewals and extensions of such copyright and all moral rights of authors with respect thereto; (iii) all distribution, exhibition, exploitation, allied, ancillary and/or subsidiary rights with respect to the Picture and/or the Results and Proceeds in any and all media, whether now or hereafter known, including, without limitation, theatrical, non-theatrical, pay-per-view, home video (including videocassettes, digital videodiscs, laserdiscs and all other formats), all forms of television (including pay, free, network, syndication, cable, satellite and digital), video-on-demand, and all forms of digital distribution and/or transmission, including, without limitation, over the Internet; and (iv) all other tangible and intangible rights of any nature relating to, and all proceeds and benefits of any nature derived from, the

Picture and/or the Results and Proceeds. Without limiting the foregoing, in the event that any of the Results and Proceeds are not deemed to be a "work made for hire" for Company, Lender and Bellen hereby irrevocably and exclusively assign to Company (or if any applicable law prohibits or limits such assignment, Lender and Bellen hereby irrevocably license to Company) all right, title and interest in and to such Results and Proceeds (including all copyrights therein and thereto and all renewals and extensions thereof), and all rights to exploit the same throughout the universe, in perpetuity, in any and all media, whether now known or hereafter devised. Lender and Bellen hereby waive any so-called "moral rights of authors" and "droit moral" rights (and any similar or analogous rights under the applicable laws of any country of the world) which Lender or Bellen may have in connection with the Picture or the Results and Proceeds. Lender and Bellen further hereby irrevocably assign to Company (or if any applicable law prohibits or limits such assignment, Lender and Bellen hereby irrevocably license to Company), in perpetuity throughout the universe, all of Lender and Bellen's rights, if any, to authorize, prohibit and/or control the renting lending, fixation, reproduction and/or other exploitation of the Picture by any media and/or means now known or hereafter devised as may be conferred upon Lender or Bellen under applicable laws, regulations or directives, including, without limitation, any so-called "Rental and Lending Rights" pursuant to any European Union ("EU) directives and/or enabling or implementing legislation, laws or regulations enacted by the member nations of the EU. As used herein, "Results and Proceeds" shall mean all results and proceeds of Bellen's services or otherwise relating to the Picture and all so-called "moral rights of authors" or "droit moral" rights (and/or any similar or analogous rights under and applicable law of any jurisdiction) with respect to any of the foregoing, and the right to make such changes therein and/or uses thereof as Company shall from time to time determine in its sole discretion.

7. Consultation and Control: Company shall have approval with respect to the production of the Picture in regards to all creative matters of the production, including but not limited to Final screenplay, principal cast, & crew, editor, DP, shooting locations, schedule, Budget, theatrical ad campaign, theatrical release pattern, etc., Company's decisions shall be final and controlling with respect to all aspects of the production of the Picture including, but not limited to all Bellen's controls and the right to cut, edit, add to, subtract from, arrange, rearrange, and revise the Picture in any manner. No other Producer shall have more favorable approvals/consultations.

8. Subsequent Productions: In the event Company, or its designee, assignee, or licensee elects to produce any sequel, prequel, remake, television series or other derivative production based on the Picture ("Derivative Production"), Bellen shall be attached as a producer to any and each such Derivative Production, on terms to be negotiated in good faith, with the terms of this Agreement as a floor for any sequel, prequel, remake or other Derivative Production produced as a feature-length motion picture.

9. Name and Likeness: In connection with Bellen's role as producer, Company shall have the right, in perpetuity and throughout the universe, to use Bellen's name & approved likeness in connection with the development, production, exhibition, advertising, promotion and/or other exploitation of the Picture and/or all subsidiary and ancillary rights of any nature relating to the Picture, or Bellen's services in connection with the Picture, in any and all media now known or hereafter devised; provided, however, that in no event shall Bellen's name and likeness be depicted as using or directly or indirectly endorsing any product, commodity or service without Bellen's prior written consent. Company's use of Bellen's name in a billing block or as part of the key art on any item of merchandise or other material or in connection with any commercial tie-in shall constitute an acceptable use of Bellen's name, which shall not in any event require Bellen's consent. No merchandising/commercial tie in of Bellen's name or likeness without Bellen's prior written consent.

10. Indemnity: Lender and Bellen shall indemnify and hold harmless Company from and against any and all third party claims, actions, suits, liabilities, and judgments, including without limitation, reasonable outside attorney's fees, arising out of any material uncured breach by Lender or Bellen of any representation, warranty or covenant made, or obligation assumed, by Lender and/or Bellen pursuant to this Agreement. Company assumes liability for, and shall indemnify, defend, protect, save and hold harmless Lender and Bellen from and against any and all claims, actions, suits, liabilities, judgments, and obligations of whatsoever kind and nature imposed on, incurred by or asserted against Bellen, including, without limitation, reasonable outside attorney's fees arising out of any breach by Company of any representation, warranty or covenant made, or obligation assumed, including, but not limited to, the assigned material and changes requested by Company and incorporated by Lender or Bellen at Company's request; and modifications, alterations or changes made by Company or Company's employees or contractors and/or in connection with the development, production, distribution, advertising and exploitation of the Picture and all elements thereof, and all ancillary and derivative rights thereto, but only to the extent that Lender or Bellen is not obligated to indemnify Company as set forth above.

11. Further Documents: Aftr a reasonable period to review and comment, Lender and Bellen shall duly execute, acknowledge and deliver to Company or cause to be executed, acknowledged and delivered to Company, any and all customary assignments or instruments consistent herewith which Company may deem reasonably necessary to carry out and effectuate the purposes and intent of this Agreement.

12. No Obligation: Notwithstanding any contrary provision of this Agreement, Company shall have no obligation to develop, produce, release or otherwise exploit the Picture, and Company may at any Lme abandon development and/or production of the Picture.

13. Notices: All notices or payments which Company may be required to give or make to Lender or Bellen hereunder may be delivered personally or sent by certified or registered mail or telegraph, or by fax to:

To Company

Crazy for the Boys GA LLC
236 Sarles Street
Mt. Kisco, NY 10549

To DBB Worldwide Inc.

DBB Worldwide Inc.
125 S. State Rd 7
Suite 130-275
Wellington, FL 33414

The date and delivery, or attempted delivery, as the case may be, of any notice or payment hereunder shall be deemed to be the date of service of such notice or payment.

14. Governing Law: The terms and conditions of this Agreement shall be interpreted and governed by New York law applicable to contracts entered into and to be wholly performed in New York without reference to choice of law rules. The parties consent to the jurisdiction of the State of New York.

15. Incapacity: If, by reason of mental or physical disability, Bellen is incapacitated from performing or complying with any of the terms or conditions hereof ("Bellen's Incapacity") for a consecutive period in excess of fifteen (15) days or aggregate period in excess of thirty (30) days, then Company shall have the right to terminate this Agreement upon

written notice to Lender and Bellen.

16. Suspension: If Bellen's Incapacity, Default or event of Force Majeure (as defined below) should occur, this Agreement may be postponed by Company (at Company's sole election). Any suspension shall be for the duration of any of Bellen's Incapacity, Lender and Bellen's Default or event of Force Majeure plus such reasonable period of time as may be reasonably deemed necessary by Company to commence or recommence pre-production, production, or post-production of the Picture. In the event of suspension due to an event of Force Majeure, if any other individual in connection w/ the Picture is reinstated from such suspension, Lender and Bellen shall likewise be reinstated.

    a. It is understood & agreed that there shall be only one suspension per each Force Majeure event.

    b. It is understood and agreed that Lender and Bellen's services shall not be suspended as a result of any Force Majeure event hereunder unless all other individuals in connection with the Picture are suspended.

    c. It is understood and agreed that Bellen shall be permitted to provide services for self or other third parties during any period of suspension herein, provided that any and all commitments for such services are subordinate to the obligations of Lender and Bellen's services hereunder, including Lender and Bellen's obligation to resume rendering services to Company within forty-eight (48) hours following Lender and Bellen's receipt of notice (which may be oral notice) of the termination of the suspension.

    d. For purposes of this Agreement, events of "Force Majeure" shall include, without limitation, (i) fire, earthquake, labor dispute or strike, act of God or public enemy, any municipal ordinance, any state or federal law, governmental order or regulation, or other cause beyond Company's control whereby Company is prevented from or materially hampered in the production of the Picture and (ii) any other cause or occurrence not within Company's control, including but not limited to the death, illness or incapacity of any principal member of the Picture whereby the preparation or production of the Picture is interrupted or delayed and/or Company's normal business operations are interrupted or otherwise interfered with.

17. Default: Upon Bellen's failure or refusal to report or render Bellen's material services when and as reasonably required hereunder, or to perform any material covenant or condition of the Agreement, Company shall immediately have the right, exercisable at any time, to terminate this Agreement by so notifying Bellen in writing of such election to terminate. Bellen shall be permitted a forty-eight (48) hour period in which to cure any alleged default or material breach hereunder, provided that Bellen's failure to confirm in writing Bellen's intentional to comply with Bellen's obligations hereunder (generally or specifically) within forty-eight (48) hours following receipt of such notice shall be deemed an immediate default, regardless of whether the time for any particular

obligation has yet arrived, and shall not be deemed a waiver of Company's right to recover damages resulting from Bellen's breach.

18. Assignment: This Agreement, at the election of Company, shall inure to the benefit of Company's administrators, successors, assigns, licensees, grantees, and associated, affiliated and subsidiary companies, and Lender and Bellen agree that Company and any subsequent assignee may freely assign this Agreement and grant its rights hereunder, in whole or in part, to any person, firm, or corporation, and such assignment shall constitute a novation and Company shall be released and discharged of and from any and all duties, obligations, and liabilities arising under this Agreement, except that Company shall remain secondarily liable unless the assignment is to a major studio or mini-major studio, U.S. television network which assumes all of the obligations hereunder in writing. This Agreement shall not be assignable by Lender or Bellen and any purported assignment thereof shall be null and void from the making thereof.

19. Insurance: Company shall cover Bellen as additional insured's on Company's general liability and errors and omissions insurance policy in connection with the Picture, if any, during customary periods of production and distribution of the Picture, subject to the limitations, restrictions, and terms of said policy.

21. Representations and Warranties: Lender and Bellen represent and warrant that Lender and Bellen are free to enter into this Agreement; neither Lender nor Bellen is subject to any obligation or disability, which materially interferes with Bellen's performance hereunder; and Bellen has done, nor will do, any act, and neither Lender nor Bellen has made, nor will make, any grant or assignment, which will materially interfere with the complete enjoyment of the rights and privileges herein granted to Company. Lender and Bellen further represent and warrant that all material, works, writings, ideas, "gags" or dialogue written, composed, prepared, submitted or interpolated by Lender or Bellen in connection with the Picture or its preparation or production, shall be wholly original with Lender or Bellen and shall not be copied in whole or in part from any other work, excluding only material submitted to Lender or Bellen by Company for inclusion in, and which is included in, the Picture or material in the public domain.

22. Remedies: Bellen agrees that the services rendered by Bellen hereunder and the rights and privileges granted to Company hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skillof the highest order which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated by damages in an action at law, and that a breach of this Agreement &/or Bellen's failure to render services in accordance with any of the provisions hereof may cause Company to suffer irreparable injury and damage. Bellen hereby expressly agrees that Company will be entitled to seek injunctive and other equitable relief to prevent or cure any breach or threatened breach of this Agreement. Company's resort to injunctive or equitable relief, however, will not be construed as a waiver of any of the rights or remedies which Company may have against Bellen for damages or otherwise. Lender/Bellen hereby recognizes and confirms that any breach of Company's obligations under this Agreement is not irreparable or sufficient to entitle Lender/Bellen to injunctive or other equitable relief. Consequently, Lender/Bellen's rights and remedies hereunder shall be limited to the right, if any, to obtain money damages at law and Lender/Bellen shall have no right in such event to rescind this Agreement, or any rights granted to Company hereunder, or enjoin or interfere with the development, production, distribution, exhibition or exploitation of the Picture. For the avoidance of doubt, the foregoing applies to the Picture only and does not apply to Lender/Bellen's rights and remedies in connection with the unauthorized use of Bellen's name, voice, or other personal indicia (other than in respect of the use of same in connection with the Picture and pursuant to the rights granted under this Agreement).

23. Waiver: No waiver by either party hereto of any failure by the other party to keep or perform any covenant or condition of the Agreement shall be deemed to be a waiver of

any preceding or succeeding breach of the same, or any other covenant or condition.

24. Severability: The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

25. Counterparts: This Agreement may be executed by facsimile, PDF or other electronic signatures and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

26. Entire Agreement: This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements, understandings and representations relating in any way to the subject matter hereof. No modification, alteration or amendment of this Agreement shall be valid or binding unless it is in writing and signed by the parties hereto. This Agreement shall be deemed to have been drafted jointly by the parties, notwithstanding that one party or the other may have performed the actual drafting hereof.

27. Travel & Expenses: Rental Car, with gas, parking, and insurance, round trip first class travel, first class hotel, non accountable per diem, airport pick up service, Bellen and one guest shall receive invitations to all festivals, premieres, etc.

IN WITNESS WHEREOF, the parLes hereto have executed this Agreement as of the Effective Date.

CRAZY FOR THE BOYS GA LLC	DBB WORLDWIDE INC. fso Elliot Bellen
By: Brian Lukow, Managing Member	By: Elliot Bellen, President